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                                                                   Exhibit 28(a)



                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE


To the Board of Directors of
CITATION Computer Systems, Inc.


Our audits of the consolidated financial statements referred to in our report dated May 7, 1997, appearing on page 28 of the Financial Information for the Year the Ended March 31, 1997 insert of the 1997 Annual Report to Shareholders of CITATION Computer Systems, Inc. (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-KSB) also included an audit of the Financial Statement Schedule included on page 24 of this Form 10-KSB. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.




PRICE WATERHOUSE LLP

St. Louis, Missouri
May 7, 1997